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                                                                     Exhibit 5.1


           [LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON]


                                          July 9, 1998

Grove Worldwide LLC
Grove Capital, Inc.
Grove U.S. LLC
Grove Finance LLC
Crane Acquisition Corp.
Crane Holding Inc.
National Crane Corporation
1565 Buchanan Trail East
Shady Grove, Pennsylvania 17256


               Registration Statement on Form S-4 (File No. 333-57611)
               -------------------------------------------------------

Ladies and Gentlemen:

      In connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Grove Worldwide LLC, a Delaware limited liability company (the "Company"), Grove Capital, Inc., a Delaware corporation ("Grove Capital" and, together with the Company, the "Issuers"), Grove US LLC, a Delaware limited liability company, Grove Finance LLC, a Delaware limited liability company, Crane Acquisition Corp., a Delaware corporation, Crane Holding

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Grove Worldwide LLC                                                            2


Inc., a Delaware corporation, and National Crane Corporation, a Delaware corporation (collectively, the "Subsidiary Guarantors"), with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under it, we have been requested to render our opinion as to the legality of the securities being registered under the Act. The Registration Statement relates to the registration under the Act of the Issuers' 9 1/4% Senior Subordinates Notes due 2008 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Subsidiary Guarantors (the "New Subsidiary Guarantees"). The Exchange Notes are to be offered in exchange for the Issuers' outstanding 9 1/4% Senior Subordinates Notes due 2008 (the "Existing Notes") issued and sold by the Issuers on April 29, 1998 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Issuers in accordance with the terms of the Indenture (the "Indenture"), dated as of April 29, 1998, among the Issuers, the Subsidiary Guarantors and United States Trust Company of New York, as trustee (the "Trustee"). Capitalized terms used in this opinion and not otherwise defined shall have the respective meanings ascribed to them in the Registration Statement.

      In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

      (i)      the Registration Statement (including its exhibits);

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Grove Worldwide LLC                                                            3


      (ii)     the Indenture included as Exhibit 4.1 to the Registration
Statement;

      (iii) the Purchase Agreement, dated as of April 29, 1998, among the Issuers, the Subsidiary Guarantors and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Chase Securities Inc. (Chase Securities") and BancBoston Securities Inc. ("BancBoston Securities" and, together with DLJ and Chase Securities, the "Initial Purchasers") included as Exhibit 1.1 to the Registration Statement;

      (iv)     the proposed form of the Exchange Notes included as Exhibit
4.3 to the Registration Statement; and

      (v) the Registration Rights Agreement, dated as of April 29, 1998, among the Issuers, the Subsidiary Guarantors and the Initial Purchasers (the "Registration Rights Agreement"), included as Exhibit 4.2 to the Registration Statement.

      In addition, we have examined: (i) corporate and limited liability company records of the Issuers and the Subsidiary Guarantors as we have considered appropriate; and (ii) other certificates, agreements and other documents as we deemed relevant and necessary as a basis for the opinions expressed below.

      In our examination of the Documents and in rendering the opinions set forth below, we have assumed without independent investigation (i) the enforceability of the Documents against each party to them (other than the Issuers and the Subsidiary Guarantors),


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Grove Worldwide LLC                                                            4


(iii) that the authorization, execution and delivery by each of the Issuers and the Subsidiary Guarantors of each Document to which it is a party and the consummation by each of the Issuers and the Subsidiary Guarantors of the transactions contemplated by them do not violate or result in a breach of or default under the party's charter documents, operating agreements or other organizational documents, as the case may be, (iv) that the Exchange Notes will be issued as described in the Registration Statement and in the form reviewed by us and that any information omitted from the form will be properly added, (v) the genuineness of all signatures, (vi) the legal capacity of all individuals who have executed any of the documents which we examined, (vii) the authenticity of all documents submitted to us as originals, (viii) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents and (ix) the authenticity of all the latter documents.

      In expressing the opinion set forth below, we have relied upon the factual matters contained in the representations and warranties of the Issuers and the Subsidiary Guarantors made in the Documents and upon certificates of public officials and officers of the Issuers and the Subsidiary Guarantors.

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Grove Worldwide LLC                                                            5


      Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

         (a) When issued, authenticated and delivered in accordance with the terms of the Indenture and against exchange for the Existing Notes in accordance with the terms set forth in the Registration Rights Agreement, the Exchange Notes will be legal, valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms; and

         (b) When issued, authenticated and delivered in accordance with the terms of the Indenture and against exchange for the Subsidiary Guarantees in accordance with the terms set forth in the Registration Rights Agreement, the New Subsidiary Guarantees will be legal, valid and binding obligations of each of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.

      The foregoing opinions are subject to the assumption and qualification that the enforceability of the Indenture, the Exchange Notes and the New Subsidiary Guarantees may be limited by (i) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium, and other similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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Grove Worldwide LLC                                                            6



      Our opinion expressed above is limited to the laws of the State of New York, the Delaware General Corporation Law and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under them, that are currently in effect.

      We consent to the use of our name in the registration Statement and in the prospectus contained in it as it appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated under it.


                                       Very truly yours,

                        /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON